EXHIBIT 99.1

[	PRESSRELEASE www.HelixESG.com
Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                          11-011

Date:           June 8, 2011                                                                           Contact:                      Anthony Tripodo
                or Lloyd Hajdik

Helix Extends Senior Credit Agreement and Increases Capacity of Revolving Credit Facility

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that it has amended and extended its senior credit agreement. Under the amended agreement, Helix increased its revolving credit facility to $600 million from $435 million and extended the maturity date from November 30, 2012 to July 1, 2015 (or if certain subordinated debt has been refinanced or repaid in full by July 1, 2015, January 1, 2016). In addition, Helix paid down $109.4 million of its term loan reducing the principal balance to $300 million. The maturity date for the term loan was extended from July 1, 2013 to July 1, 2015 (or if certain subordinated debt has been refinanced or repaid in full by July 1, 2015, July 1, 2016). Finally, borrowings under the amended senior credit agreement bear interest based on current market rates.

Tony Tripodo, Executive Vice President and Chief Financial Officer of Helix, stated, "The successful extension of our credit agreement and increase in the revolving credit facility further enhances our liquidity position. A strong credit market environment led to a very successful syndication of our credit agreement and we are very appreciative of the support from our term loan lenders and bank group."

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to its own oil and gas business unit.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the extension of the maturity dates of the revolving credit facility and the term loan which are subject to certain subordinated debt having been refinanced or repaid in full.  We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.